EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 2021 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 24, 2022—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2021 of $253.9 million or $4.00 diluted earnings per common share ($4.01 per share basic) compared to $167.3 million or $2.62 diluted earnings per common share ($2.63 per share basic), which represents an increase of 52.7 percent in diluted earnings per share and a 51.8 percent increase in net income over the corresponding period in 2020. Net income for the three months ended December 31, 2021 was $56.5 million or $.89 diluted earnings per common share ($.90 per share basic), compared to $48.2 million or $.76 diluted earnings per common share ($.76 per share basic) for the same period in 2020, representing an increase of 17.2 percent in net income and a 17.1 percent increase in diluted earnings per share.

Net income for the year ended December 31, 2021 was positively impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries totaling $42.8 million, net of tax, in the second quarter of 2021.  Net income was also positively impacted by a decrease in the provision for credit losses compared to the same period of 2020 as economic conditions have stabilized or improved, positively impacting certain segments of our portfolio and our allowance for credit loss calculation.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2021	2020	2019
	(Dollars in thousands, except per share data)

Interest income	$398,103	$427,008	$492,401
Interest expense	(26,831)	(39,119)	(58,629)
Net interest income	371,272	387,889	433,772
Provision for credit losses	(7,955)	(45,379)	(18,843)
Non-interest income	222,326	150,579	154,826
Non-interest expense	(236,316)	(281,331)	(309,801)

Income before income taxes	322,327	211,758	259,954
Income taxes	(68,405)	(44,439)	(54,850)
Net income	$253,922	$167,319	$205,104

Net income per common share
Basic	$4.01	$2.63	$3.13
Diluted	$4.00	$2.62	$3.12

“The global health crisis resulting from COVID-19 has continued to impact our business; however, because of management’s forward-looking vision and legacy commitment to expense control, we took aggressive steps to reduce expenses at the inception of the pandemic.  Given the high level of uncertainty the pandemic would have on our operations and revenue streams, the swift and broad-based actions management took have resulted in a decrease in non-interest expenses of approximately 15% or $46.5 million, before tax, for the two-year period ended December 31, 2021.  The successful execution of the cost savings initiatives as well as our focus on growing non-interest income, positioned us to continue our history of high-performance results for our shareholders and separating us from the performance of our peers.  Furthermore, we are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base and responsive management strategies to position us for continued success for many years to come, as we have clearly demonstrated for more than 55 years,” said Dennis E. Nixon, president and CEO.

Total assets at December 31, 2021 were $16.0 billion compared to $14.0 billion at December 31, 2020.  Total net loans were $7.1 billion at December 31, 2021 compared to $7.4 billion at December 31, 2020. Deposits were $12.6 billion at December 31, 2021 compared to $10.7 billion at December 31, 2020.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 170 facilities and 263 ATMs serving 76 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml